Exhibit 4.3


                         MARKETING SERVICES GROUP, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT


      THIS NON-QUALIFIED STOCK OPTION AGREEMENT effective as of the 14th day of May, 1999, by and between MARKETING SERVICES GROUP, INC. ("MSGI") (the "Company") and EDWARD MULLEN (the "Optionee");

            WHEREAS, pursuant to an employment agreement dated April 7, 1999, the Company is obliged to grant to the Optionee, a stock option to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and

            WHEREAS, pursuant to the same employment agreement, the parties hereto desire to enter into this agreement (the "Agreement") for the purpose of evidencing the grant of such stock option and setting forth certain of the terms and conditions governing the exercise thereof;

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Options. The Company hereby grants to the Optionee a stock option to purchase an aggregate of FOUR HUNDRED THOUSAND (400,000) shares of Common Stock (the "Option"), subject to the terms and conditions set forth herein.

2. Exercise Price. The exercise price per share of Common Stock subject to the Option is $5.17.

3. Term. Subject to each and every one of the terms, conditions and limitations (including cancellation) set forth in this Agreement, the Option may be exercised by the Optionee in the following installments:

                                            Total Shares Subject
            Vesting Date              to Option which may be Exercised
            -----------               --------------------------------
            Immediately                        133,000
            June 1, 1999 to
              May 1, 2001 on                  11,125 per month
              the first of every               for 24 months
              month for 24 months              (total options=267,000)

              The options are subject to accelerated vesting upon a Change in Control as defined and set forth in the employment agreement.

      Except as otherwise provided for in the employment agreement, these options shall terminate on or before the earlier of (i) ninety (90) days after the termination of Optionee's relationship to the Company as an employee of, or consultant to, the Company or any of its subsidiaries or affiliates, (ii) upon the Optionee's death, or (iii) seven (7) years from the date hereof, and any shares not purchased on or before the earlier of occurrence of one of these events may not thereafter be purchased. For the purpose of making determinations as to termination event number (i) preceding, decisions by the Company's Board of Directors as to when such relationships have been terminated shall be binding on the Optionee, provided that notice of such termination has been provided to all parties by way of notice of resignation given by the Optionee or by notice of termination given by the Company to the Optionee.

4. Exercise. Subject to such administrative regulations as may be adopted from time to time, the Options may be exercised within the limitations in Section 3 above, in whole or in part, by delivery of written notice to the Secretary of the Company by the Optionee indicating the number of shares of Common Stock as to which the Option is exercised. Such notice shall be accompanied by payment of the exercise price (the "Exercise Price") which shall be an amount equal to the result obtained by multiplying (i) the exercise price per share times (ii) the total number of shares of Common Stock being purchased by the Optionee pursuant to the exercise of all or any portion of the Option. Subject to the terms of the Plan, the Exercise Price shall be paid in United States Dollars, in cash, certified or cashier's check, or by money order, or with shares of Common Stock, or by a combination of the above. Shares of Common Stock utilized in full or partial payment of the Exercise Price shall be valued at their "Fair Market Value" on the date of exercise, as such term is defined in the Plan.

 5. Delivery of Certificates.
         (a) As soon as practicable following the exercise of all or a portion of the Option by the Optionee, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates representing the shares of Common Stock acquired pursuant to such exercise.

         (b) Prior to the issuance of any certificate representing shares of Common Stock as to which the Option has been exercised, the Optionee shall pay to the Company in a form satisfactory to the Company, the amount, if any, which the Company reasonably determines to be necessary to withhold in accordance with applicable income tax withholding requirements.

         (c) An Optionee shall have the rights of a shareholder only with respect to those shares of Common Stock covered by the Option which have been registered in the Optionee's name in the share register of the Company upon the due exercise of the Option.

6. No Transfer or Assignment. The Option granted hereby may not be transferred in any manner, other than by will or the laws of descent and distribution; may be exercised during the Optionee's lifetime only by the Optionee or his guardian or legal representative; and may not be assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) or subject to execution, attachment or similar process.

7. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada.

8. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, among the parties hereto with respect to such subject matter except for the employment agreement dated April 7, 1999. To the extent there are any inconsistencies in both this agreement and the employment agreement, the employment agreement shall govern. This Agreement may not he amended or modified in any way, other than by a written instrument executed by each of the parties hereto.

9. Benefits; Binding Effect. Subject to Section 6 hereof, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and both of which shall be deemed to be one and the same instrument.

12. Other Documents. The Optionee agrees to execute and deliver to the Company any and all documents or instruments which are either deemed advisable by the Company or required to be delivered to give effect to all of the terms and provisions of this Agreement.

13. Not an Employment Agreement. Nothing contained herein or in the Plan shall obligate or require the Company to employ the Optionee for any period of time, nor restrict, in any way, the Company's ability to terminate the employment of the Optionee (if applicable) or any other relationship the Optionee may have with the Company, under separate agreement(s).


      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


MARKETING SERVICES GROUP, INC.                OPTIONEE:
      (signature)
                                                    /s/ Edward Mullen
By:      /s/ Jeremy Barbera                         -----------------
         ------------------                 Name:    Edward Mullen
Name:    J. Jeremy Barbera                           -------------
         -----------------                  Address: 173 Waban Hill Road
Title:   Chairman & CEO                              -------------------
                                                     Chestnut Hill, MA 02167
                                                     -----------------------